UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Digirad Corporation

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DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of Digirad Corporation:

Notice is hereby given that the Annual Meeting of the Stockholders of Digirad Corporation will be held on April 28, 2010 at 11:00 a.m. PDT at 13950 Stowe Drive, Poway, California, for the following purposes:

1. To elect six directors for a one-year term to expire at the 2011 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

R. King Nelson

Gerhard F. Burbach

Todd P. Clyde

Steven C. Mendell

Kenneth E. Olson

John Sayward

2. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010.

3. To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 2, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this Notice is a Proxy.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. Your vote is very important, whether or not you plan to attend the meeting, please submit your proxy or voting instructions as soon as possible. You may submit your proxy by mail using a traditional proxy card and the envelope provided. If telephonic and/or internet voting instructions are provided on your Proxy, you may also vote by these means.

By Order of the Board of Directors,

/S/ R. KING NELSON
R. King Nelson Chairman of the Board

Poway, California

March 9, 2010

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

2010 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

DIGIRAD CORPORATION

13950 Stowe Drive

Poway, California 92064

PROXY STATEMENT

The Board of Directors of Digirad Corporation, a Delaware corporation, or the Company, we or us, is soliciting the enclosed Proxy for use at our Annual Meeting of Stockholders to be held on April 28, 2010 at 11:00 a.m. PDT at 13950 Stowe Drive, Poway, California, 92064 and at any adjournments or postponements thereof. This Proxy Statement was first sent to stockholders on or about March 12, 2010 and can also be accessed at www.digirad.com.

A proxy may be revoked by written notice to the Secretary of Digirad at any time prior to the voting of the proxy, or by executing a subsequent proxy prior to voting, or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our Board of Directors’ nominees as directors, and (2) for the ratification of the selection of Ernst & Young LLP as our independent auditors. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions have the same effect as votes “against” the matters, except in the election of directors. “Broker non-votes” do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of “votes cast.” Starting this year, brokers who do not receive instructions on the election of a director nominee will not be allowed to vote these shares, and all such shares will be “broker non-votes” rather than votes “for” or “against.” Accordingly, assuming the presence of a quorum, abstentions and broker non-votes for a particular director nominee will not be counted as votes to determine the outcome of the election of directors or the ratification of our independent registered public accounting firm.

Stockholders of record at the close of business on March 2, 2010, or the Record Date, will be entitled to vote at the meeting or vote by proxy using the enclosed proxy card. As of the Record Date, March 2, 2010, 19,024,205 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors, and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the ratification of the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2010.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, Proxy Statement and Proxy will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that, upon request, we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of seven members. Effective as of the Annual Meeting Lloyd Malchow’s term as a Director will expire and he will not stand for re-election to the Board for personal reasons not arising out of any disagreement with us. As a result, effective as of the Annual Meeting the Board of Directors will consist of six members. Our Board has reduced the number of directors on the Board from seven to six effective as of the Annual Meeting date. Directors serve for one-year terms and until a successor is duly elected and qualified unless resignation, removal or death results in a shorter term. A director appointed to fill a vacancy holds the position until the next election by our stockholders. Directors are elected by a plurality of the stockholders entitled to vote, present and voting at the Annual Meeting, whether in person or represented by proxy.

The Board of Directors believes that it is necessary for each of our directors to possess many qualities and skills. When searching for new candidates, the Corporate Governance Committee considers the evolving needs of the Board and searches for candidates that fill any current or anticipated future gap. The Board of Directors also believes that all directors must possess a considerable amount of business management (such as experience as a chief executive or chief financial officer) and educational experience. The Corporate Governance Committee first considers a candidate’s management experience and then considers issues of judgment, background, stature, conflicts of interest, integrity, ethics and commitment to the goal of maximizing stockholder value when considering director candidates. The Corporate Governance Committee also focuses on issues of diversity, such as diversity of gender, race and national origin, education, professional experience and differences in viewpoints and skills. The Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. With respect to the nomination of continuing directors for re-election, the individual’s contributions to the Board are also considered.

Upon the recommendation of the Corporate Governance Committee, our Board of Directors has nominated each of the six persons to be re-elected to serve as directors for a one-year term expiring at the Annual Meeting of the stockholders in 2011. Each of the nominees for election currently serves as a director, has consented to serve for a new term and was elected by our stockholders to his present term of office, with the exception of Mr. Mendell who was appointed to our Board in May 2009.

Nominees for Election to the Board of Directors

Table 1-A

Name	Position
R. King Nelson	Chairman of the Board of Directors
Todd. P. Clyde	Director and President and Chief Executive Officer
Gerhard F. Burbach	Director
Steven C. Mendell	Director
Kenneth E. Olson	Director
John W. Sayward.	Director

Although it is anticipated that each nominee will be able to serve as a director, should any nominee become unavailable to serve, the shares of our common stock represented by the proxies will be voted for such other person or persons as may be designated by our Board, unless our Board reduces the number of directors accordingly. As of the date of this proxy statement, our Board is not aware of any nominee who is unable or will decline to serve as a director.

Information about Nominees & Other Directors

Set forth below are descriptions of the backgrounds of each nominee and their principal occupations for at least the past five years and their public-company directorships as of the record date. There are no relationships among any of our directors or among any of our directors and executive officers.

In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led our Board to the conclusion that he should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Digirad and our Board. Finally, we value their significant experience on other public company boards of directors and board committees.

R. King Nelson	Age: 53	Director since 2004 and 2000-2002
President and Chief Executive Officer, Uptake Medical Chairman of the Board of Directors since 2008

Mr. Nelson has served as the President and Chief Executive Officer of Uptake Medical, a medical device company focused on the improvement of pulmonary function, since 2007. From 2005 through 2007 he served as the President and Chief Executive Officer of Kerberos Proximal Solutions, Inc., a developer of medical devices used for the treatment of vascular disease. From 1999 through 2003, he served as the President and Chief Executive Officer of VenPro Corporation, a medical device company that develops bioprosthetic implants for venous vascular and cardiovascular medicine. Mr. Nelson joined Baxter Healthcare Corporation in 1980 and through 1998 held a number of leadership positions in clinical diagnostics, cardiovascular medicine, hospital services and distribution businesses. Mr. Nelson received his bachelor’s degree from Texas Tech University in 1979 and his master of business administration degree in international business from the University of Miami in 1989.

Committees: Audit; Compensation, Chairman

We believe Mr. Nelson’s qualifications to sit on our Board of Directors include his extensive knowledge of the medical device, hospital services and distribution industries. He has over 30 years of experience in leadership positions of early stage technology driven medical device companies, as well as vast experiences with Baxter Healthcare, including numerous roles and business segments of the global healthcare industry, all of which allows for strategic and operational insight for Digirad. The board also believes that Mr. Nelson’s leadership ability and commitment to excellence make him well-suited to serve as Chairman of our Board.

Todd P. Clyde	Age: 41	Director since 2008
President & Chief Executive Officer, Digirad Corporation

Mr. Clyde joined Digirad in 2002 as the Chief Financial Officer and his leadership role has continually expanded from serving as our Chief Financial Officer to being responsible for operations of our product division. He was appointed President and Chief Executive Officer and a director in October 2008. Prior to joining Digirad, Mr. Clyde was the Chief Financial Officer of Del Mar Database, Inc. in 2002. From March 2000 to October 2001, Mr. Clyde was Vice President and Controller at Verance Corporation. From October 1997 to March 2000, Mr. Clyde was Vice President and Division Controller at I-Bus/Phoenix, a division of Maxwell Technologies, Inc. Mr. Clyde was a senior auditor at Ernst & Young, LLP. Mr. Clyde received his bachelor of science degree in accounting and his masters of accountancy from Brigham Young University in 1994.

As our Chief Executive Officer, Mr. Clyde is the only officer of Digirad to sit on our Board, consistent with our past practice. We believe that Mr. Clyde’s qualifications to sit on our Board of Directors includes his deep knowledge and understanding of our operations and its lines of business. Mr. Clyde has demonstrated his leadership abilities and his commitment to us since he was elected President and Chief Executive Officer and a director in 2008 and prior to that time through his service as Chief Financial Officer.

Gerhard F. Burbach	Age: 48	Director since 2004
President and Chief Executive Officer, Thoratec Corporation

Mr. Burbach has served as the President and Chief Executive Officer of Thoratec Corporation, a manufacturer of medical devices used by patients with congestive heart failure, since 2006. From 2005 through 2006, Mr. Burbach served as our President and Chief Executive Officer. From 2003 to 2005, he served as the President and Chief Executive Officer of Bacchus Vascular, Inc., a developer of catheter-based medical devices. From January 2001 to July 2003, he held the position of Chief Executive Officer of Philips Nuclear Medicine, a division of Phillips Electronics, and before its acquisition by Philips, worked for four years for ADAC Laboratories, most recently as President. Mr. Burbach received a bachelor’s degree in industrial engineering from Stanford University in 1984 and a master’s degree in business administration from Harvard Business School in 1990.

We believe Mr. Burbach possesses a wide range of qualifications to sit on our Board of Directors including; his fourteen years of general management experience in the medical technology industry, seven of which he spent running the Nuclear Imaging business at ADAC Laboratories and Philips Electronics, and six years at McKinsey & Company addressing strategic business issues with primary focus on healthcare technologies and services; his tenure as our former CEO managing our daily operations; and his current position as CEO of a publicly traded cardiovascular device company.

Steven C. Mendell	Age: 68	Director since 2009
Retired President and Chief Executive Officer, LMA North America, Inc.

From 1999 to 2007, Mr. Mendell served as President and Chief Executive Officer and member of the Board of Directors for LMA North America, Inc., a global leader in the manufacture and distribution of medical anesthesia devices. Prior to LMA, he was President and Chief Executive Officer of Prizm Pharmaceuticals. He has been a member of the Board of Directors of Gensia Inc., a biotechnology company that merged with Sicor Inc. to become Gensia Sicor. He has represented the biotechnology industry on the NASDAQ Corporate Advisory Board and is a former Inc. Magazine Entrepreneur of the Year. Mr. Mendell was associated with Becton Dickinson Corporation for fourteen years and served as President of the Becton Dickinson Microbiology Division, where he lead the acquisition of Johnston Laboratories/BACTEC, a world leader in automated clinical instrumentation. He was also General Manager of Becton Dickinson Germany and Director of Marketing for Becton Dickinson Europe. Mr. Mendell received a bachelor’s degree from University of California, Santa Barbara and a graduate degree in international management from The Thunderbird School of International Management in Glendale, Arizona.

Committees: Compensation; Audit

We believe that Mr. Mendell’s qualifications to serve on our Board of Directors include his executive management experience in the medical device and biotechnology industries and his service on the NASDAQ Corporate Advisory Board as they enable him to provide Digirad with valuable insight into the future of the medical device field.

Kenneth E. Olson	Age: 73	Director since 1996
Director and Former Audit Committee Chairman, Digirad Corporation

Mr. Olson is a long-standing member of our Board of Directors and has a deep knowledge of Digirad and the industry in which we compete. Mr. Olson also has had a long career as an executive officer and director at a number of other companies. From 1984 to 1998 he served as Chairman of the Board of Directors at Proxima

Corporation, a digital imaging systems supplier. At Proxima he also served as Chief Executive Officer from December 1990 to February 1996 and from March 1997 to June 1998. From 1971 to 1987, he was Chairman and Chief Executive Officer of Topaz, Inc., a designer and manufacturer of computer peripherals. From 2008 to 2009, Mr. Olson served as a director of Neonode, Inc., a company developing touch-screen technologies. He also served as a director of WD-40 Company, a specialty chemicals company, from 2000 to December 2008. He received his master of business administration degree from Pepperdine University in 1974.

Committees: Corporate Governance, Chairman; Audit

We believe that Mr. Olson is qualified to serve as a director on the Board of Directors due to his extensive experience as an officer and director of several successful public companies. Mr. Olson also teaches courses in Corporate Governance and Corporate Finance at the University of California, San Diego and brings us considerable expertise in imaging technologies; electronic hardware design, manufacturing, and marketing; finance; management information systems; mergers and acquisitions (M&A); and understanding of Wall Street investors.

John W. Sayward	Age: 58	Director since 2008
Retired Partner, Nippon Heart Hospital LLC

From 2005 to 2007, Mr. Sayward was a partner at Nippon Heart Hospital LLC, a company that built and managed cardiovascular care hospitals in Japan. From 2002 to 2005, Mr. Sayward was the Executive Vice President and Chief Financial Officer of LMA North America Inc. a global leader in the manufacture and distribution of medical anesthesia devices. From 1996 to 2001, Mr. Sayward served as the Executive Vice President of Finance, Chief Financial Officer and Treasurer at SICOR Inc., and was elected to their Board of Directors in 1998. Mr. Sayward received a bachelor’s degree in history from Northwestern University in 1973 and a Master of Management from the Kellogg School of Management at Northwestern University in 1975.

Committees: Audit, Chairman; Corporate Governance

We believe that Mr. Sayward is qualified to serve on the Board of Directors and as the Board’s financial expert and Audit Committee Chairman due to the depth and breadth of his finance experience and leadership skills.

Effect of Not Casting Your Vote

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors. In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of Directors as they felt appropriate.

Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal 2 of this Proxy Statement). They will not have discretion to vote uninstructed shares on stockholder proposals. If you are a stockholder of record and you do not cast your vote, no votes will be cast on your behalf on any of the items of business at the Annual Meeting.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTOR OF EACH NOMINEE LISTED ABOVE.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors is responsible for the appointment, compensation, retention and oversight of the work of our independent auditing accounting firm. The Audit Committee has selected Ernst & Young LLP as our auditors and has further directed that management submit the selection of independent auditors to the stockholders for ratification by the stockholders at the Annual Meeting of the stockholders. Ernst & Young LLP has audited our financial statements since the fiscal year ended December 31, 1996.

Although ratification by our stockholders is not a prerequisite to the ability of the Audit Committee to select our independent auditing firm, we believe such ratification to be a good corporate practice. Accordingly, our stockholders are requested to ratify, confirm and approve the selection of Ernst & Young LLP as our independent auditing firm to conduct the annual audit of our consolidated financial statements for fiscal year 2010. If our stockholders do not ratify the selection, the Audit Committee will reconsider the selection of, but may still retain, Ernst & Young LLP. The Audit Committee believes that ratification is advisable and in the best interests of Digirad and our stockholders. If the appointment of Ernst & Young LLP is ratified, the Audit Committee will continue to conduct an ongoing review of Ernst & Young’s scope of engagement, pricing and work quality, among other factors, and may in its discretion, direct the appointment of a different independent auditing firm if it determines that such a change would be in the best interests of Digirad and our stockholders.

Representatives of Ernst & Young LLP will be present at the Annual Meeting, and the stockholders will have an opportunity to make a statement if they so desire and will be available to respond to questions.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP.

Principal Accounting Fees

In connection with the audit of the 2009 financial statements, we entered into an engagement agreement with Ernst & Young LLP which sets forth the terms by which Ernst & Young LLP has performed audit and related professional services for us.

The following table sets forth the aggregate accounting fees paid by us for the past two fiscal years ended December 31, 2008 and 2009. The below fees were paid to the firm Ernst & Young LLP; no other accounting firm was retained to perform the identified accounting work for us. All non-audit related services in the table were pre-approved and/or ratified by the Audit Committee of our Board of Directors.

Table 2-A

Type of Fee	For the years ended December 31
	2009	2008
	(in thousands)
Audit Fees	$388.6	$409.2
Audit-Related Fees	25.5	21.7
Tax & Other Fees	145.7	161.1

Totals	$559.8	$592.0

Audit Fee Table 2-A—Types of Fees Explanation

Audit Fees. Audit fees were incurred for accounting services rendered for the audit of our annual consolidated financial statements and reviews of interim consolidated financial statements.

Audit-Related Fees. These fees were billed for professional services not included in the Audit Fees category and include professional services related to entering into asset purchase agreements, restructuring, option exchange and other advisory services.

Tax & Other Fees. These fees were billed to us for professional services relating to non-audit tax compliance, tax advice and tax planning.

Audit Committee Pre-Approval of Services by Independent Auditors

The Audit Committee is granted the authority and responsibility under its charter to pre-approve all audit and non-audit services provided to Company by its independent auditors, including specific approval of internal control and tax-related services. In exercising this responsibility, the Audit Committee considers whether the provision of each professional accounting service is compatible with maintaining the audit firm’s independence. The committee has delegated this pre-approval authority to the Chairperson of the Audit Committee with ratification by the full Audit Committee at its next scheduled meeting.

Pre-approvals are detailed as to the category and/or professional service and when appropriate are subject to budgetary limits. Company management and the auditors periodically report to the Audit Committee regarding the scope and fees for professional services provided under the pre-approval.

With respect to the professional services rendered in Table 2-A, the Audit Committee had determined that the rendering of all non-audit services by Ernst & Young, LLP was compatible with maintaining the auditor’s independence and had pre-approved all such services.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010.

CORPORATE GOVERNANCE

Board Meetings

Our Board of Directors held seven in-person or telephonic board meetings during 2009. No director who served as a director during the past year attended fewer than 75% of the aggregate of the total number of meetings of our Board of Directors and of the total number of meetings of committees of our Board of Directors on which he served.

Committees of the Board

Our Board of Directors currently has, and appoints members to, three of our standing committees: our Compensation Committee, our Audit Committee and our Corporate Governance Committee. The current members of our committees are identified below:

Director	Compensation			Audit			Corporate Governance
R. King Nelson (1)	✓	(Chair	)	✓
John W. Sayward				✓	(Chair	)	✓
Kenneth E. Olson				✓			✓	(Chair	)
Steven C. Mendell	✓			✓
Lloyd H. Malchow (2)	✓						✓
Gerhard F. Burbach (3)

(1)	Mr. Nelson was appointed Chair of the Compensation Committee in July 2009.
(2)	Mr. Malchow has declined to stand for re-election to the Board of Directors.
(3)	Mr. Burbach was a member of the Compensation Committee from February 2009 to July 2009 and served as Chair from April 2009 to July 2009, but is not currently a member of any committee.

Compensation Committee. The Compensation Committee currently consists of Messrs. Malchow, Mendell and Nelson, with Mr. Nelson currently serving as chairman. The Compensation Committee held eight meetings during 2009. All members of the Compensation Committee are independent as determined under the various NASDAQ Stock Market, Securities and Exchange Commission and Internal Revenue Service qualification requirements. The Compensation Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•

reviewing and, as it deems appropriate, recommending to our Board of Directors, policies, practices and procedures relating to the compensation of our directors, officers and other managerial employees and the establishment and administration of our employee benefit plans;

•

establishing appropriate incentives for officers, including the Chief Executive Officer, to encourage high performance, promote accountability and adherence to company values and further our long-term strategic plan and long-term value; and,

•	exercising authority under our employee benefit plans.

Audit Committee. The Audit Committee consists of Messrs. Sayward, Mendell, Nelson and Olson, with Mr. Sayward serving as chairman. The Audit Committee held five meetings during 2009. All members of the Audit Committee are independent directors (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the NASDAQ listing standards). Mr. Sayward qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the Securities and Exchange Commission. The Audit Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•	meeting with our management periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting;

•	meeting with our independent auditors and with internal financial personnel regarding the adequacy of our internal controls and the objectivity of our financial reporting;

•	recommending to our Board of Directors the engagement of our independent auditors;

•

reviewing our quarterly and audited financial statements and reports and discussing the statements and reports with our management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with management; and,

•	reviewing our financial plans and reporting recommendations to our full Board of Directors for approval and to authorize action.

Both our independent auditors and internal financial personnel regularly meet privately with our Audit Committee and have unrestricted access to this committee.

Corporate Governance Committee. The Corporate Governance Committee members are Messrs. Malchow, Olson and Sayward, with Mr. Olson serving as chairman. The Corporate Governance Committee held four meetings during 2009. All members of the Corporate Governance Committee are independent directors, as defined in the NASDAQ Stock Market qualification standards. The Corporate Governance Committee is governed by a written charter approved by our Board of Directors. The functions of this committee include, among other things:

•	reviewing and recommending nominees for election as directors;

•	assessing the performance of the Board of Directors;

•	developing guidelines for the composition of our Board of Directors; and,

•	reviewing and administering our corporate governance guidelines and considering other issues relating to corporate governance.

Code of Business Conduct and Ethics

We have established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Business Conduct and Ethics contains general guidelines for conducting our business consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K. The Code of Business Conduct and Ethics is available on our website at www.digirad.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

Communications with our Board of Directors

Our stockholders may send correspondence to our Board of Directors c/o Corporate Secretary at Digirad Corporation, 13950 Stowe Drive, Poway, California 92064. Our Corporate Secretary will review all correspondence addressed to our Board of Directors, or any individual director and forward all such communications to our Board of Directors prior to the next regularly scheduled meeting of our Board of Directors following the receipt of the communication; provided that our Corporate Secretary will forward to management and not our Board of Directors, any stockholder correspondence directed to our Board of Directors which our Corporate Secretary decides is more suitably directed to management. Our Corporate Secretary will summarize all stockholder correspondence directed to our Board of Directors which, pursuant to the foregoing, is not forwarded to our Board of Directors and will make such correspondence available to our Board of Directors for its review at the request of any member of our Board of Directors.

Corporate Governance Documents

Our corporate governance documents, including the Audit Committee Charter, Compensation Committee Charter, Corporate Governance Committee Charter and Code of Business Conduct and Ethics are available free of charge on our website at www.digirad.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement. We will also provide copies of these documents free of charge to any stockholder upon written request to Investor Relations, Digirad Corporation, 13950 Stowe Drive, Poway, California 92064.

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend. All of our then-serving directors attended our 2009 Annual Meeting, our most recent Annual Meeting, in person.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the Corporate Governance Committee considers the appropriate size of the Board of Directors, as well as many qualities and skills of individual candidates, including the following factors:

•	personal and professional integrity, independence, ethics and values;

•	experience in business management, such as serving as an officer or former officer of a publicly held company;

•	educational experience;

•	experience in our industry; and,

•	experience as a board member of other publicly held companies.

The Corporate Governance Committee’s goal is to assemble a Board of Directors that brings to us a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Corporate Governance Committee also considers candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum qualifications for director nominees, although the Corporate Governance Committee may also consider such other facts as it may deem are in the best interests of Digirad and our stockholders. The Corporate Governance Committee does believe it appropriate for at least one, and, preferably, several, members of our Board of Directors to meet the criteria for an “audit committee financial expert” as defined by Securities and Exchange Commission rules, and that a majority of the members of our Board of Directors meet the definition of an “independent director” under the NASDAQ Stock Market qualification standards. At this time, the Corporate Governance Committee also believes it appropriate for our Chief Executive Officer to serve as a member of our Board of Directors.

Identification and Evaluation of Nominees for Directors

The Corporate Governance Committee identifies nominees for director by first evaluating the current members of our Board of Directors willing to continue in service. Current members with qualifications and skills that are consistent with the Corporate Governance Committee’s criteria for Board of Directors service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our Board of Directors with that of obtaining a new perspective. If any member of our Board of Directors does not wish to continue in service or if our Board of Directors decides not to re-nominate a member for re-election, the Corporate Governance Committee identifies the desired skills and experience of a new nominee in light of the criteria above. The Corporate Governance Committee generally polls our Board of Directors and members of management for their recommendations. The Corporate Governance Committee may also review the composition and qualification of the Boards of Directors of our competitors, and may seek input from industry experts or analysts. The Corporate Governance Committee reviews the qualifications, experience and background of the candidates.

Final candidates are interviewed by our independent directors and Chief Executive Officer. In making its determinations, the Corporate Governance Committee evaluates each individual in the context of our Board of Directors as a whole, with the objective of assembling a group that can best attain success for Digirad and represent our stockholder interests through the exercise of sound judgment. After review and deliberation of all feedback and data, the Corporate Governance Committee makes its recommendation to our Board of Directors. Historically, the Corporate Governance Committee has not relied on third-party search firms to identify Board of Directors candidates. The Corporate Governance Committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify and acquire an appropriate candidate.

The Corporate Governance Committee has not received director candidate recommendations from our stockholders and does not have a formal policy regarding consideration of such recommendations. Any recommendations received from stockholders have been and will continue to be evaluated in the same manner as potential nominees suggested by members of our Board of Directors or management. Stockholders wishing to suggest a candidate for director should write to our Corporate Secretary. In order to be considered, the recommendation for a candidate must include the following written information: (i) the stockholder’s name and contact information; (ii) a statement that the writer is a stockholder and is proposing a candidate for consideration by the Corporate Governance Committee; (iii) the name of and contact information for the candidate and a statement that the candidate is willing to be considered and serve as a director, if nominated and elected; (iv) a statement of the candidate’s business and educational experience; (v) information regarding each of the factors listed above, other than that regarding the size and composition of our Board of Directors, sufficient to enable the Corporate Governance Committee to evaluate the candidate; (vi) a statement of the value that the candidate would add to our Board of Directors; (vii) a statement detailing any relationship between the candidate and any customer, supplier or competitor of Digirad; (viii) detailed information about any relationship or understanding between the proposing stockholder and candidate; and (ix) a list of three character references, including complete contact information for such references. In order to give the committee sufficient time to evaluate a recommended candidate, the recommendation should be received by our Corporate Secretary at our principal executive offices not later than the 120th calendar day before the one year anniversary of the date our proxy statement was mailed to stockholders in connection with the previous year’s Annual Meeting of Stockholders.

Compensation of Directors

In the fiscal year ended December 31, 2009, non-employee members of our Board of Directors received a $36,500 annual retainer for their service, an annual fee of $4,500 for serving on the Audit Committee and an annual fee of $4,000 for serving on each of the Compensation and Corporate Governance Committees. The annual retainer and fee payments are made quarterly, in advance. Throughout 2010, the annual retainer for Board services of non-employee members of our Board of Directors will remain at 2009 levels.

Pursuant to our non-employee director compensation policy, in 2009 each non-employee director was entitled to an annual grant of 25,000 restricted stock units, or RSUs. In addition, at his or her first meeting, a new non-employee director was entitled to receive a grant of 25,000 of RSUs or approximately $31,000. The 2009 RSU grants vest and become payable as to one-twelfth of the RSUs subject to the award on each monthly anniversary of the date of grant, as long as the individual remains a director on such dates. Once vested, stock will be issued in settlement of the RSU upon the first to occur of termination of service or the third anniversary of the grant date. The Non-Employee Director Compensation Table on page 29 of this Proxy Statement sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2009.

In 2008, each non-employee director was also entitled to an annual grant of that number of restricted stock units, or RSUs, as determined by dividing $40,000 by the closing price of our common stock as quoted on NASDAQ on the date of the grant. Prior to 2008, non-employee directors received stock option grants under our 2004 Stock Incentive Plan instead of RSUs. Non-employee directors may still exercise options previously granted to them.

Board Leadership Structure

We believe it is beneficial to separate the roles of Chief Executive Officer and Chairman of the Board to facilitate their differing roles in the leadership of Digirad. The role of the Chairman is to set the agenda for, and preside over, Board meetings, as well as providing advice and assistance to the Chief Executive Officer. In contrast, the Chief Executive Officer is responsible for handling the day-to-day management direction of Digirad, serving as a leader to the management team, and formulating corporate strategy. Mr. Nelson, as an independent director and our Chairman, brings experience, oversight and expertise from outside our Company and industry, while Mr. Clyde, as a director and our Chief Executive Officer, brings company-specific experience and expertise. We believe that this structure allows for a balanced corporate vision and strategy.

The Board’s Role in Risk Oversight

The Board, as a whole and also at the committee level, has an active role in managing our risks. The members of the Board participate in our risk oversight assessment by receiving regular reports from members of senior management on areas of material risk to us, including operational, financial, legal and regulatory, and strategic and reputational risks. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Audit Committee oversees management of financial risks, as well as our policies with respect to risk assessment and risk management. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board and potential conflicts of interest. Members of the management team report directly to the Board or the appropriate Committee. The directors then use this information to understand identify, manage and attempt to mitigate risk. After a Committee has discussed the management report, the Chairman of the relevant Committee reports on the discussion to the full Board during the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of January 31, 2010 regarding the beneficial ownership of our common stock by (i) each person we know to be the beneficial owner of 5% or more of our common stock, (ii) each of our current executive officers, (iii) each of our directors and (iv) all of our current executive officers and directors as a group. Information with respect to beneficial ownership has been furnished by each director, executive officer or 5% or more stockholder, as the case may be. The address for all executive officers and directors is c/o Digirad Corporation, 13950 Stowe Drive, Poway, California 92064.

Percentage of beneficial ownership is calculated based on 19,024,205 shares of common stock outstanding as of January 31, 2010. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and includes shares of our common stock issuable pursuant to the exercise of stock options, warrants or other securities that are immediately exercisable or convertible or exercisable or convertible within 60 days of January 31, 2010. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percent of Shares Beneficially Owned
5% Stockholders:
Heartland Advisors, Inc. (1)	1,800,000	9.46%
789 North Water Street
Milwaukee, WI 53202
Exis Capital Management, Inc. (2)	1,049,900	5.52%
767 Third Avenue
New York, NY 10017
Royce & Associates, LLC (3)	1,053,306	5.54%
745 Fifth Avenue
New York, NY 10151

Named Executive Officers and Directors:
Todd P. Clyde (4)	184,105	*
Richard B. Slansky (5)	56,250	*
Marc Shapiro	—	—
Randy L. Weatherhead (6)	6,666	*
Virgil J. Lott (7)	6,666	*
R. King Nelson (8)	80,316	*
Gerhard F. Burbach (9)	297,842	1.57%
Kenneth E. Olson (10)	177,761	*
John Sayward (11)	72,602	*
Steven C. Mendell (12)	21,712	*
Lloyd H. Malchow (13)	21,712	*

All Executive Officers and Directors as a group (11 persons)	925,632	4.87%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)	The foregoing information is based solely on information contained in a Schedule 13G filed with the SEC by the foregoing entity jointly by Heartland Advisors, Inc., an investment adviser registered with the SEC, and William J. Nasgovitz, President and principal shareholder of Heartland Advisors, Inc., on February 10, 2010. Heartland Advisors, Inc. and Mr. Nasgovitz each specifically disclaim beneficial ownership of the shares.
(2)	The foregoing information is based solely on information contained in a Schedule 13G filed with the SEC by Exis Capital Management, Inc. and Adam D. Sender on December 8, 2009.

(3)	The foregoing information is based solely upon information contained in a Schedule 13G filed with the SEC by Royce & Associates, LLC on January 25, 2010.
(4)	Includes (a) 174,105 shares subject to options exercisable within 60 days of January 31, 2010; and (b) 10,000 shares held by Mr. Clyde.
(5)	Represents 56, 250 shares subject to options exercisable within 60 days of January 31, 2010.
(6)	Represents 6,666 shares subject to options exercisable within 60 days of January 31, 2010.
(7)	Represents 6,666 shares subject to options exercisable within 60 days of January 31, 2010.
(8)	Includes (a) 41,507 shares subject to options exercisable within 60 days of January 31, 2010; and (b) 37,842 restricted stock units that will be vested within 60 days of January 31, 2010; and (c) 967 shares held by Mr. Nelson.
(9)	Includes (a) 260,000 shares subject to options exercisable within 60 days of January 31, 2010; and (b) 37,842 restricted stock units that will be vested within 60 days of January 31, 2010.
(10)	Includes (a) 90,571 shares subject to options exercisable within 60 days of January 31, 2010; and (b) 37,842 restricted stock units that will be vested within 60 days of January 31, 2010; (c) 43,492 shares held by the Kenneth E. Olson Trust dated March 16, 1989; and (d) 5,856 shares held by Linda Olson, Mr. Olson’s wife.
(11)	Included (a) 52,602 restricted stock units that will be vested within 60 days of January 31, 2010; and (b) 20,000 shares held by Mr. Sayward.
(12)	Represent 21,712 restricted stock units that will be vested within 60 days of January 31, 2010.
(13)	Represent 21,712 restricted stock units that will be vested within 60 days of January 31, 2010.

Our Executive Officers

The following table sets forth the name and position of each of the persons who were serving as our named executive officers for the fiscal year ended December 31, 2009 including their ages as of March 31, 2010.

Name	Age	Position
Todd P. Clyde	41	President Chief Executive Officer and Director
Richard B. Slansky	53	Chief Financial Officer
Randy L. Weatherhead	57	Senior Vice President, Sales and Marketing
Virgil J. Lott	52	Senior Vice President, Operations
Marc E. Shapiro (1)	53	Former Senior Vice President, Human Resources

(1)	Marc Shapiro was not employed by Digirad at December 31, 2009.

Todd P. Clyde has served as a member of our Board of Directors and as our President and Chief Executive Officer since October 2008. Mr. Clyde previously served as a member of our Board of Directors and our President, Chief Executive Officer and Chief Financial Officer from October 2008 through February 2009; as Executive Vice President and Chief Financial Officer from December 2007 through October 2008; and as our Chief Financial Officer and Senior Vice President from January 2006 through December 2007. He joined us in November 2002 as the Chief Financial Officer. From January 2002 to November 2002, Mr. Clyde was Chief Financial Officer at Del Mar Database, Inc., a software company developing products for the mortgage lending industry. From March 2000 to October 2001, Mr. Clyde was Vice President and Controller at Verance Corporation, a digital information tracking and security company. From October 1997 to March 2000, Mr. Clyde was Vice President and Division Controller at I-Bus/Phoenix, a division of Maxwell Technologies, Inc. which is a manufacturer of customized industrial computing products. Prior to this, he was a senior auditor at Ernst & Young, LLP, an international public accounting firm. Mr. Clyde received his bachelor’s degree in accounting and his Masters of Accountancy from Brigham Young University in 1994.

Richard B. Slansky joined us in March 2009 as Chief Financial Officer. Mr. Slansky was President, Chief Financial Officer, Director, and Corporate Secretary of SpaceDev Inc., a publicly held space technology and aerospace company. Mr. Slansky joined SpaceDev Inc. in February 2003 as Chief Financial Officer and Corporate Secretary. In November 2004, Mr. Slansky was appointed as President and Director of SpaceDev Inc. Mr. Slansky served as interim Chief Executive Officer, interim Chief Financial Officer, and Director for Quick

Strike Resources, Inc., an IT training, services, and consulting firm, from July 2002 to February 2003. From May 2000 to July 2002, Mr. Slansky served as Chief Financial Officer, Vice President of Finance, Administration and Operations, and Corporate Secretary for Path 1 Network Technologies Inc., a public company focused on merging broadcast and cable quality video transport with IP networks. Mr. Slansky earned a bachelor’s degree in economics and science from the University of Pennsylvania’s Wharton School of Business and a master’s degree in business administration in finance and accounting from the University of Arizona.

Randy L. Weatherhead has served as Senior Vice President, Sales and Marketing since January 2006. He joined Digirad as Vice President of Marketing in August of 2005. Prior to coming to Digirad, he served for nearly eight years as Global Vice President at Siemens Medical Systems Nuclear Medicine, a medical imaging products company, and PET Products, a medical imaging products company. From November 1974 to October 1986, he was Director of Marketing for Technicare, a Johnson and Johnson company, and before that, held senior sales and marketing positions with a number of companies that specialized in medical imaging, including ONI in Wilmington, MA, Sopha Medical Systems, formerly of Columbia, MD, and ADAC Laboratories (now Philips) in Milpitas, CA. Mr. Weatherhead received certifications in x-ray technology and nuclear medicine technology from E.W. Sparrow Hospital in Lansing, Michigan and from Duke University Medical Center in Durham, North Carolina, respectively.

Virgil Lott became our Senior Vice President of Operations in October of 2009. His prior positions at Digirad included Vice President of Customer Service and Operations from June 2006 to October 2009 as well as Director of Customer Service from February 2006 to June 2006. Mr. Lott has been in medical imaging field service for over 25 years, both as a field service engineer and in various field service management positions. Prior to coming to Digirad, he was the Vice President of Field Service at BC Technical; a multi-vendor service company, from April 2005 to February 2006. He also held several management positions at Philips Medical Systems and ADAC Laboratories from 1983 to May 2005 including; Region Service Manager, Director of PET Customer Service, and National Installations Manager. Mr. Lott received training in electronics from the US Army and Electronic Design Engineering Technology from Capitol Radio Engineering Institute. He also holds a bachelor of science degree in business administration from California Coast University.

Marc E. Shapiro served as Vice President of Human Resources from August 2006 to November 2007 and as Senior Vice President of Human Resources from November 2007 until October 2009. Mr. Shapiro’s position was eliminated in October 2009. Prior to joining Digirad, Mr. Shapiro was the Vice President of Human Resources at Quebecor Printing from 1992 to 1999, Senior Vice President at Quebecor World from 1999 to 2005, and held a key role in Human Resources at Home Depot Supply from 2005 to 2006. Mr. Shapiro holds a master of business administration degree from Wilkes University granted in 1987 and a bachelor of science degree from the State University of New York at Buffalo granted in 1978.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, directors, officers and beneficial owners of ten percent or more of our common stock, or the Reporting Persons, are required to report to the Securities and Exchange Commission on a timely basis the initiation of their status as a Reporting Person and any changes regarding their beneficial ownership of our common stock, except as noted below.

Mr. Slansky entered into an employment agreement with us as Chief Financial Officer on February 7, 2009. The Form 3 report was filed on March 9, 2009, at which time Mr. Slansky began employment and became a Reporting Person.

Mr. Shapiro’s Form 3, filed February 13, 2008, listed a 15,000 share option grant, but did not list options grants for 10,000 and 50,000 shares previously held by him. An amendment was filed to correct this omission.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our executive compensation plan’s objectives are to attract and retain highly competent executives and to compensate them based upon a pay-for-performance philosophy. With the intent to increase short-term and long-term stockholder value, we have designed our executive compensation plan to reward:

•

company performance as measured by specific financial goals. For our 2009 and 2010 executive bonus plan, we have chosen defined minimum operating profit and cash flow targets as thresholds for granting any bonus payments.

•

individual performance as measured against personal goals and objectives that contain quantitative components wherever possible; such personal goals depend on the position occupied by our executive officers and can include achieving technological advances, broadening of our products and services offerings, or building a strong team. In connection with our 2009 and 2010 executive bonus plans, we emphasized the achievement of corporate financial goals to incentivize our team to reach them; and,

•	demonstration of leadership, team building skills and high ethical standards.

We include a significant equity component in our overall compensation to align the long-term interests of our executives with those of our stockholders. Our executive compensation plan is designed to encourage success of our executives as a team, rather than only as individual contributors, by attaining overall corporate goals. In setting those goals, we consider our historic performance, the current and anticipated economic conditions in our market place and industry, and the performance of our competitors.

Role and Authority of Compensation Committee

The Compensation Committee currently consists of Messrs. Malchow, Mendell and Nelson with Mr. Nelson serving as chairman beginning in July 2009. Each member of the Compensation Committee is a “non-employee director” within the meaning of Rule 16b-3 under the Securities and Exchange Act of 1934, an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code, and satisfies the independence requirements imposed by the NASDAQ Global Market.

The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers. The Compensation Committee approves all compensation of our executive officers without further Board action. The Compensation Committee reviews and approves each of the elements of our executive compensation program and continually assesses the effectiveness and competitiveness of our program. The Compensation Committee also periodically reviews director compensation.

The Compensation Committee operates under a written charter adopted by our Board of Directors. A copy of the charter is available under the investor relations section of our website at www.digirad.com. The charter permits the Compensation Committee to engage outside consultants and to consult with our Human Resources department when appropriate to assist in carrying out its responsibilities. The Compensation Committee may also obtain advice and assistance from internal or external legal, accounting or other advisers selected by the Compensation Committee.

The Role of our Executives in Setting Compensation

The Compensation Committee on occasion meets with our President and Chief Executive Officer, Mr. Clyde, and/or other executives to obtain recommendations with respect to Company compensation programs, practices and packages for executives, other employees and directors. Management makes recommendations to the Compensation Committee on the base salary, bonus targets and equity compensation for the executive team and other employees. The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may, if it chooses, delegate any of its responsibilities to subcommittees.

Mr. Clyde attends some of the Compensation Committee’s meetings, but the Compensation Committee also regularly holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee discusses Mr. Clyde’s compensation package with him, but makes decisions with respect to his compensation outside of his presence. The Compensation Committee has delegated to a committee consisting of certain members of management the authority to grant awards of stock options, in accordance with specific guidelines and from an authorized option pool, to persons who are not (a) “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, or the Code, (b) individuals with respect to whom we wish to comply with Section 162(m) of the Code, or (c) executive officers. The Compensation Committee also has authorized Mr. Clyde to make salary adjustments and short-term incentive (bonus) decisions for all employees other than executive officers.

Elements of Executive Compensation

Executive compensation consists of the following elements:

•	Base salary;

•	Annual Incentive Bonus;

•	Long-Term Incentives; and,

•	Retirement benefits under a 401(k) plan and generally available benefit programs.

Base Salary. The base salary for each executive is initially established through negotiation at the time the executive is hired, taking into account his or her scope of responsibilities, qualifications, experience, prior salary and competitive salary information within our industry. Year-to-year adjustments to each executive officer’s base salary are determined by an assessment of his or her sustained performance against individual goals, including leadership skills and the achievement of high ethical standards, the individual’s impact on our business and financial results, current salary in relation to the salary range designated for the job, experience, demonstrated potential for advancement, and an assessment against base salaries paid to executives for comparable jobs in the marketplace. Generally, we believe that executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies.

Annual Incentive Bonus. Payments under our executive bonus plan are based on achieving both personal and corporate goals. Personal goals support our overall corporate goals and, wherever possible, contain quantitative components. An executive officer’s failure to meet some or all of these personal goals can affect the bonus amount. Corporate goals consist of specific financial targets for us. We believe that offering significant potential income in the form of bonuses allows us to attract and retain executives and to align their interests with those of our stockholders.

Long-Term Incentive Program. Our long-term incentives consist of stock option and restricted stock unit (“RSU”) awards. The objective of these awards is to align the longer-term interests of our stockholders and our executive officers and to complement incentives tied to annual performance. Both stock options and RSUs are our primary long-term equity incentive vehicle. We have not adopted stock ownership guidelines.

401(k) and Other Benefits. During 2009, our executive officers were eligible to receive certain benefits generally available to all our employees on the same terms, including medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, educational and employee assistance, paid-time-off, and certain other benefits. During 2009, we also maintained a tax-qualified 401(k) Plan, which provides for broad-based employee participation. During 2009, under the 401(k) Plan, all employees were eligible to receive matching contributions from Digirad of 25% of employee contributions up to a maximum of $1000 per employee, per year, subject to vesting provisions. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees. The 401(k) Plan and other generally available benefit programs allow us to remain competitive for employee talent, and we believe that the availability of these benefit programs generally enhances employee productivity and retention.

Why We Chose to Pay Each of the Executive Compensation Elements and How We Determine the Amount of Each Element

Base Salary. Base salary is paid to attract and retain our executives and to provide them with a level of predictable base compensation. Because base salary, in the first instance, is set at the time the executive is hired, it is largely market-driven and influenced by the type of position occupied, the level of responsibility, experience and training of each executive, and the base salary at his or her prior employment. Annual adjustments to base salary, if any, are influenced by the individual’s achievement of individual goals, our achievement of our financial goals, and benchmarking surveys designed to assure that we remain competitive.

Since 2007 the Compensation Committee of the Board of Directors has retained Remedy Compensation Consulting (“Remedy”), a compensation consultant specializing in the life sciences and based in San Diego, California. The objectives of the engagement of Remedy is to achieve the following: (i) to assure that executive compensation is in accordance with our stated compensation philosophy; (ii) to ensure that all elements of executive compensation are positioned competitively; and, (iii) to design or refine plans and payout mechanisms in support of plan objectives. In 2009, Remedy once again updated the peer review by surveying approximately twenty-four peer companies in either the healthcare equipment and supplies industry or the healthcare provider and servicer industry. These companies were selected based on the number of employees employed, revenues and market cap. Information regarding the peer companies that were utilized is detailed in the chart below. The data used came from peer company proxy data, Radford Biotechnology Compensation Survey and the Top Five MEDIC Executive Compensation Survey. Since 2008 our target for executive base salaries is at or close to the median of the range of salaries for executives in similar positions with similar responsibilities at these comparably-sized companies. We believe that a base salary at or close to median, combined with our short and long-term incentive plans, will enable us to attract and retain talented executives.

Company	Revenues ($MM)	LFY # of Employees	Market Cap ($MM)
Alphatec Holdings Inc	$101.3	290	$242.7
American Medical Alert Corp	$38.6	528	$55.4
Angiodynamics Inc	$195.1	715	$337.9
Biolase Technology Inc	$64.6	146	$54.6
Cambridge Heart, Inc	$4.2	44	$5.2
Cutera Inc	$83.4	244	$119.7
Del Global Technologies Corp	$108.3	310	$11.4
Genoptix, Inc	$116.2	354	$496.1
Iris International Inc	$95.5	318	$193.3
Kensey Nash Corp	$79.8	302	$295.6
Medtox Scientific Inc	$85.8	582	$77.3
Micrus Endovascular Corp	$78.2	333	$203.3
Natus Medical Inc	$161.8	500	$430.7
Osteotech Inc	$103.8	331	$81.0
Quidel Corp	$128.1	322	$493.6
Theragenics Corp	$67.4	511	$45.2
Vital Images Inc	$68.1	280	$182.5
Volcano Corporation	$171.5	883	$807.2

The base salaries we paid to our executives in 2009 are reflected in the Summary Compensation Table on page 25. Digirad did not provide a merit increase in 2009 due to our poor performance in 2008, combined with a challenging healthcare market and a U.S. economic recession. This decision impacted all employees, including executives, for 2009. Merit increases were awarded in 2010 for all eligible employees, including executives.

We use qualified salary market data as a component in our compensation decisions. During the recruitment process, the salary market data was evaluated to determine an appropriate salary range for the CFO position. When Mr. Slansky was indentified as the desired CFO candidate, his prior experience, current salary, education along with the market data was used in determining his base salary offer of $245,000.

Mr. Lott was promoted in October 2009 to the Senior Vice President of Operations. Salary market data reflected for Mr. Lott’s new position along with the removal of Mr. Lott’s car allowance resulted in a salary increase of $15,000. His adjusted base salary of $220,000 was effective October 2009.

In January 2010, Ronald Ramsey, Vice President of Sales for our Product division, left Digirad. Randy Weatherhead’s responsibilities were increased to include managing and leading the Product sales efforts. Mr. Weatherhead continues to oversee marketing efforts for our business as a whole. His new responsibilities prompted a compensation package adjustment with more weight toward variable compensation, as noted in the 2010 executive bonus section of this Proxy Statement. As a result, his base salary was decreased and his variable compensation was increased. Mr. Weatherhead’s adjusted base salary of $200,000 was effective in January 2010.

Annual Incentive Bonuses. We pay annual incentive bonuses to reward the achievement of clearly defined but short-term performance goals. We believe that such bonuses provide incentive to achieve goals that we align with our stockholders’ interests by measuring the achievement of goals whenever possible in terms of revenue and income or other financial objectives. In setting bonus levels, we review our annual business plan and financial performance objectives. After estimating the likely financial results of the business plan as submitted by management and approved by the Board of Directors, we set financial threshold goals based on those estimated results in terms of revenue, income or other financial measurements, and we allocate a percentage of these potential incremental improvements to executive bonuses. We set the minimum performance thresholds that must be reached before any bonus will be paid at levels that will take significant effort and skill to achieve. Our bonus plans have been uncapped in the past, and were uncapped for both 2008 and 2009, meaning that if our financial performance in such year exceeded expectations, bonus amounts would increase, however, our bonus plan for fiscal year 2010 will be capped at 200%. We also consider benchmarking information in setting bonus levels. For fiscal years 2008 through 2010, this information was obtained from Remedy Compensation Consulting as described above. For those years our threshold bonus targets ranged below the median bonus amounts calculated based on the benchmarking data we obtained.

Fiscal Year 2008. In February 2008, we adopted an executive bonus program for fiscal 2008. Under the terms of the 2008 executive bonus plan, 50% of the executive’s bonus was based on achieving revenue targets and 50% was based on achieving net income targets. Net income bonuses were payable if our net income, excluding stock-based compensation expense, was greater than or equal to $1.85 million. Revenue bonuses were payable if we had positive net income and our revenue was greater than or equal to $85.4 million. Lesser individual bonus award amounts were payable at increments of 95% and 98% of the revenue and net income goals, as revenue and net income was met at each such level. Bonuses were payable for fiscal 2008 at the beginning of fiscal 2009, following the completion of the audit for such year; however, no bonuses were earned under our executive bonus program for fiscal 2008.

Fiscal Year 2009. On January 16, 2009, the Compensation Committee adopted the Digirad Executive Incentive Plan for the 2009 fiscal year (the “2009 Bonus Plan”). Under the terms of the 2009 Bonus Plan, we created a bonus pool payable to our named executives upon our achievement of certain operating profit and cash flow goals. The payment of the bonuses was weighted 60% towards operating profit goals and 40% towards cash flow goals. Bonuses were payable at 100% or more if our operating profit was greater than or equal to

$1,000,000 for fiscal 2009. Bonuses were also payable at 100% or more if our cash flow was greater than or equal to $2,250,000 for fiscal 2009. Lesser individual bonus awards were payable starting at a 20% bonus level if we had $400,000 operating profit or $1,650,000 cash flow, with bonus levels increasing as operating profit or cash flows increase by increments of $100,000. Fifty percent of each bonus payment was paid out to each executive on a quarterly basis, and 50% of such bonus payments and any overachievement amounts were paid at the end of the fiscal year as our operating profit and cash flow goals were met following the audit of our financial statements for the 2009 fiscal year, but in no case later than February 28, 2010.

Mr. Weatherhead was also eligible for bonus payments in the amount of $17,100 if DIS revenue was greater than or equal to $39,000,000, and $9,900 if our camera sales margin was equal or greater than $5,800,000. If Mr. Weatherhead achieved certain lead generation goals determined by the Chief Executive Officer, he was eligible for bonuses in the amounts of $17,100 for DIS lead generation and $9,900 for camera lead generation. The bonuses payable for DIS revenue, camera sales margin and lead generation goals were payable quarterly but adjusted for year end results. Eligible bonuses associated with DIS revenue, camera sales margin and lead generation goals included accelerators for any amounts achieved above target and would have been paid at a lesser level for amounts achieved below target.

The eligible bonus amounts and the bonuses paid under the 2009 Bonus Plan were as follows:

Name and Principal Position	Target Amount	Actual Payout
Todd P. Clyde, President and Chief Executive Officer	$180,000	$115,479
Richard B. Slansky, Chief Financial Officer (1)	$98,000	$50,813
Randy L. Weatherhead Senior Vice President, Sales and Marketing	$90,000	$73,658
Virgil J. Lott, Senior Vice President, Operations (2)	$88,000	$28,383
Marc E. Shapiro, Senior Vice President, Human Resources (3)	$84,000	$21,000

(1)	Mr. Slansky joined us as our Chief Financial Officer in March 2009.
(2)	Mr. Lott was promoted to an executive officer in October 2009. The target amount above was his total year eligibility outside the 2009 Bonus Plan.
(3)	Mr. Shapiro’s position was eliminated and employment terminated in October 2009. The amounts paid to Mr. Shapiro were paid earlier in the year at quarterly intervals.

Fiscal 2010. In February 2010, we adopted an executive bonus program for fiscal 2010. Under the terms of the 2010 executive bonus plan, for our named executive officers other than Mr. Weatherhead, 50% of the executive’s bonus is based on achieving consolidated operating profit targets and 50% is based on achieving cash flow targets. Operating profit bonuses shall be payable if our consolidated operating profit exceeds certain predefined levels with 100% of the potential bonus paid if the operating profit is equal to $200,000. An over-performance bonus is possible for amounts over the $200,000 operating profit target up to 200% of the bonus potential. Cash flow bonuses shall be payable if we have positive cash flow, which exceeds certain predefined levels with 100% of the potential bonus paid if the cash flow is equal to $2.3 million. An over-performance bonus is also possible for amounts over the $2.3 million cash flow up to 200% of the bonus potential. Mr. Weatherhead’s bonus plan consists of: 15% based on achieving the financial operating profit and cash flow goals listed above and 85% will be commission-oriented, based on our camera sales margin. Bonus potential for our named executive officers under the executive bonus program for fiscal 2010 are:

Todd P. Clyde, President and Chief Executive Officer	$201,000
Richard B. Slansky, Chief Financial Officer	$102,000
Virgil J. Lott, Senior Vice President of Operations	$88,000
Randy L. Weatherhead Senior Vice President, Sales and Marketing	$130,000

Long-Term Incentives. We grant both stock options and RSUs to our executives and directors as part of our executive compensation package program to directly link their interests to those of our stockholders We grant stock options to our executives because they will only produce value to executives if the price of our stock appreciates, and we grant RSUs to our executive and directors because the value associated with such awards is directly related to our performance and stock price. We believe that our executive compensation program must include long-term incentives such as stock options and RSUs if we wish to hire and retain high-level executive talent. We also believe that stock options and RSUs help to provide a balance to the overall executive compensation program as base salary and bonus awards focus only on short-term compensation. In addition, the vesting period of both stock options and RSUs encourages executive retention and the preservation of stockholder value. We base the number of stock options and RSUs granted on the type and responsibility level of the executive’s position, the executive’s performance in the prior year and the executive’s potential for continued sustained contributions to our long-term success and the long-term interests of our stockholders. Stock options generally vest over a four-year period, on a monthly basis, and each stock option is exercisable over a seven to ten-year period following its grant, unless the executive’s employment terminates prior to such date. The number of stock options granted is also dependent on the number of options available in the option pool, the number of stock options already granted and vested to each individual executive, and benchmarking information concerning the stock option granting practices of comparable companies. RSUs generally vest over a three-year period, on a quarterly basis. For 2009, stock option grants were below the median range for executives in similar positions at comparable companies (based on revenue and number of employees) in our geography.

Option Exchange Program. In April 2009, we sought stockholder approval of a stock option exchange program to allow our employees, including our executive officers, to exchange their out-of-the-money stock options with a per share exercise price that was less than $10.11 but greater than $3.11 for new stock options with a per share exercise price equal to the closing price per share of our common stock on the expiration date of the offer to exchange. The number of new options that would be granted in exchange for outstanding options would be based on both the number of options exchanged by the employee, as well as the exercise price of those options. We proposed the stock option exchange program because equity awards have been, and continue to be, a key part of our incentive compensation and retention programs and are designed to motivate and reward the efforts of our employees. As a result of our stock price volatility and decline in recent years, many of our employees held options with exercise prices significantly higher than the market price of our common stock, and we felt that the options would not be sufficient to effectively retain and motivate such employees to enhance long-term stockholder value.

Following the approval by our stockholders of the stock option exchange program, we commenced the offer to exchange in July 2009. The exercise price of the new stock options was set at $1.21, the closing price of our common stock on July 9, 2009, the expiration date of the offer to exchange. The following table indicates the stock options, including number of shares subject thereto and the per share exercise price thereof, held by our named executive officers that were exchanged under the option exchange program:

Name and Principal Position	Number of Shares Subject to Exchanged Option		Per Share Exercise Price of Exchanged Option
Todd P. Clyde,	35,000	(1)	$3.94
President and Chief Executive Officer (4)	40,000	(1)	3.18
	25,000	(2)	4.07
	95,000	(3)	5.50

Randy L. Weatherhead,	20,000	(1)	3.89
Senior Vice President Sales and Marketing (4)	10,000	(1)	3.94
	10,000	(1)	3.18
	100,000	(2)	4.85
	10,000	(2)	4.07

Virgil J. Lott,	25,000	(1)	3.99
Senior Vice President, Operations (4)	2,500	(1)	3.94
	2,500	(1)	4.00
	10,000	(1)	3.18
	10,000	(2)	4.07

Marc E. Shapiro,	50,000	(1)	3.70
Former Senior Vice President, Human Resources (4)	15,000	(1)	3.18
	10,000	(2)	$4.07

(1)	One new option exchanged for every two exchanged options, as the per share exercise price of the exchanged option was $1.21.
(2)	One new option exchanged for every three exchanged options, as the per share exercise price of the exchanged option was $1.21.
(3)	One new option exchanged for every four exchanged options, as the per share exercise price of the exchanged option was $1.21.
(4)	Pursuant to the exchange, Mr. Clyde exchanged options on 195,000 shares for options on 69,583 shares, Mr. Weatherhead exchanged options on 150,000 shares for options on 56,667 shares, Mr. Lott exchanged options on 50,000 shares for options on 23,333 shares, and Mr. Shapiro exchanged options on 75,000 shares for options on 35,833 shares.

How and Why CEO Compensation Has Differed from the Compensation of Other Executive Officers

Todd P. Clyde became our Chief Executive Officer and President effective October 20, 2008. Mr. Clyde’s initial base salary for 2008 was $270,000 and increased to $300,000, effective October 20, 2008, in connection with Mr. Clyde’s promotion from Executive Vice President and Chief Financial Officer to President and Chief Executive Officer. As a result of the 2009 merit process, the Board of Directors approved a merit increase for Mr. Clyde bringing his current salary to $335,000 effective January 9, 2010. Mr. Clyde participated in the 2008 and 2009 executive bonus plans established by the Board of Directors and will participate in the 2010 executive bonus plan established by the Board of Directors. The criteria for his participation in the 2008 executive bonus plan did not differ materially from those of the other executives, and will not differ materially from those of the other executives for 2010. Like other employees of Digirad, Mr. Clyde participated in our 401(k) Plan in 2009 and received matching benefits of $1,000. Mr. Clyde was not granted any options or RSUs in 2009, other than new stock option granted in exchange for stock options. Mr. Clyde exchanged pursuant to the option exchange program, as described above under “Option Exchange Program.”

We have entered into an employment contract with our President and Chief Executive Officer, Todd P. Clyde; in all other respects, we base the total compensation of our Chief Executive Officer largely upon policies and criteria similar to those used for our other executive officers. The terms of Mr. Clyde’s employment agreement are set forth in the Section entitled, “Potential Payments Upon Termination or Change of Control,” below.

How We Determine When to Grant Stock Options

Stock option grants are generally awarded to our executive officers (i) at the time of hire, (ii) upon promotion, and (iii) as part of the long-term incentive program.

Executive Officer Grant Process. For newly hired executive officers, upon their promotion and in connection with their annual executive compensation package, the Compensation Committee generally approves stock option and RSU grants at its regularly scheduled meetings. The grants are effective and vesting commences on the day the grant is made, and the exercise price of each grant is the closing price of our stock as of the date of the grant. On occasion, the Compensation Committee may determine to grant the stock options and/or RSUs for newly hired executive officers by unanimous written consent prior to the executive’s hire date; in that case, the effective date of the grant and the vesting date are the executive’s first day of employment, and the price of the options is the closing price of our stock as of that date. If stock options are granted by means of unanimous written consent other than for new hires, the stock options are granted and priced at the closing price of our stock, and begin vesting, on the date when the last consent is received by us.

In each case described above, if the date on which the grant would otherwise be effective falls on a day when the markets are closed, the grant date and the vesting commencement date become the next business day when the markets are open, and the price of our stock at the close of business on that day becomes the option price.

The Compensation Committee has not granted nor does it intend in the future to grant equity awards to our executive officers in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock. Similarly, the Compensation Committee has not timed, nor does it intend in the future to time, the release of material nonpublic information based on stock option grant dates.

Non-Executive Officer Grant Process. For stock option grants to non-executive officers, the Board of Directors has created and authorized an Option Grant Committee composed of the Chief Executive Officer, the Chief Financial Officer, and the Senior Vice President of Human Resources. With the departure of Marc Shapiro, Senior Vice President of Human Resources, the Option Grant Committee was composed of the Chief Executive Officer and Chief Financial Officer The Option Grant Committee grants stock options to non-executive officers in connection with their hiring and promotion, and when giving annual performance grants. Stock options only benefit the recipient if the stock price increases, which also benefits shareholders. We must compete to attract, retain and motivate highly qualified employees. In 2009, the Option Grant Committee was given the authority to grant up to 150,000 stock options to non-executive officers. 109,500 new hire and promotion grants were issues in 2009. Grants made by the Option Grant Committee to non-executive officers are effective on the third day after the release of the our next quarterly or annual earnings, and the exercise price of each grant is the closing price of our common stock as of the effective date. If the stock market is closed on the third day after the release of our next quarterly or annual earnings release, the grant date, vesting commencement date and option price are all established on the next business day when the market is open. In 2010, the Compensation Committee approved the granting of RSUs to non-executive staff. This decision encourages the recipient employees to act as owners of the business and focus on long term performance by aligning their interests with stockholders.

Our Policies in Connection with Waiving or Modifying Performance Goals

We exercise reasonable discretion in modifying performance goals when unanticipated events, such as market or regulatory changes, the need to adjust business plans or individual assignments or areas of responsibility, or the loss of key personnel have made the achievement of previously set individual or company-wide performance goals impossible or significantly more difficult. We believe that the failure to adjust goals in such circumstances could lead to justified disappointment and the potential departure of key personnel we wish to retain. If performance goals are restated because of unanticipated events, we may adjust the bonus and option elements of the executive compensation plan. Any such adjustments would generally continue to include, as a prerequisite, the executive’s meeting his or her individual performance goals, and our achievement of revised, measurable financial goals such as revenue or earnings.

The Impact of Tax and Accounting Treatments on Elements of Compensation

We have elected to award non-qualified stock options instead of incentive stock options to all our employees, directors and consultants to allow the corporation to take advantage of the more favorable tax advantages associated with non-qualified stock options.

Internal Revenue Code Section 162(m) precludes us from deducting certain forms of non-performance-based compensation in excess of $1,000,000 to named executive officers. To date, we have not exceeded the $1,000,000 limit for any executive, and the Compensation Committee has not defined a policy that all compensation must be deductible. However, since stock-based awards comprise a significant portion of total compensation, the Compensation Committee has taken appropriate steps to preserve deductibility for such awards in the future, when appropriate.

Our Rationale for Selecting a Particular Event to Trigger Payment Under a Post-Termination and/or Change of Control Agreement

Other than as set forth below with respect to Messrs. Clyde and Slansky, the only payments or benefits that could currently be made to our executive officers as a result of any termination of employment exist as rights under our 2004 Stock Incentive Plan, as amended.

The 2004 Stock Incentive Plan, and the option agreements of our executives, provide that, in case of a change of control of Digirad, all options then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. Further, if an executive’s employment is terminated without cause within twelve (12) months of the change of control all stock options then outstanding, either assumed or replaced, shall become fully vested at the time of termination. With respect to Mr. Clyde’s employment agreement, should Mr. Clyde still be employed on the one-year anniversary date of a change of control, his stock options then outstanding, either assumed or replaced, shall become fully vested on said anniversary date. We have adopted defined trigger events for such compensation upon a termination following, or as a result of a change of control to provide incentives for our executives to work for, instead of against, changes of control of Digirad that align with our stockholders’ interests, and to assure them of severance benefits in such circumstances that are comparable to those offered by similar companies in our industry and our geographic location.

Under Mr. Clyde’s employment agreement, he is entitled to receive certain severance benefits upon the termination of his employment by us without cause. Under Mr. Slansky’s employment agreement, he is entitled to receive certain severance benefits upon the termination of his employment by us without cause or upon his resignation with good reason. We selected termination without cause as the triggering event and termination without cause and resignation with good reason as the triggering events for providing Mr. Clyde and Mr. Slansky, respectively, with a level of severance benefits in line with those granted by some comparable companies in our industry to attract them to employment with our Company. The severance benefits to which both Messrs. Clyde and Slansky may be entitled to receive are further described below in the section entitled “Potential Payments Upon Termination or Change of Control.”

The Level of Salary and Bonus in Proportion to Total Compensation

Because of the congruence of interests by our executives and our stockholders in sustained, long-term growth of the value of our stock, we seek to keep cash compensation in line with market conditions and, if justified by our financial performance, place emphasis on the use of stock options as a means of obtaining significantly better than average compensation.

Other Compensation

We intend to continue to maintain our current benefits for our executive officers, including medical, dental, vision and life insurance coverage and the ability to contribute to a 401(k) retirement plan; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits if it deems it advisable. The benefits currently available to the executive officers are also available to our other employees. At times, we pay the relocation, housing or commuting costs of our employees, including our executive officers.

Summary Compensation Table

The following table provides information regarding the compensation earned during the fiscal year ended December 31, 2009 by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers who were employed by us during 2009. We refer to our chief executive officer, chief financial officer and these other executive officers as our “named executive officers” elsewhere in this document.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)		Total ($)
Todd P. Clyde	2009	301,153	89,921	115,479	1,000		507,453
President and Chief Executive Officer (1), (4)	2008	285,238	68,626	15,000	1,500		365,364
	2007	251,538	77,036		1,000		344,574

Richard B Slansky	2009	201,634	25,441	50,813	1,000		279,138
Senior Vice President and Chief Financial Officer, (8)

Randy L. Weatherhead	2009	225,865	32,515	73,658	1,000		333,038
Senior Vice President, Sales & Marketing (1), (5)	2008	234,106	51,377	92,250	1,500		379,233
	2007	220,000	79,978	7,500	1,000		308,478

Virgil J. Lott	2009	209,181	29,329	28,383	6,077	(6)	272,967
Senior Vice President Operations (9)

Marc E. Shapiro	2009	239,115	—	21,000	1,000		261,115
Senior Vice President of Human Resources (7)	2008	207,048	36,748	—	1,500		245,296

(1)	A discretionary bonus, approved by our Board of Directors, was earned in 2007 and paid in 2008.
(2)	Refer to Note 1, “Share-based Payments,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K/A, filed on February 12, 2010, for the relevant assumptions used to determine the valuation of our option awards.
(3)	Amounts shown for 2007, 2008 and 2009 include matching contributions to the officers’ 401(k) retirement plans.
(4)	Mr. Clyde was appointed President and Chief Executive Officer and member of the Board of Directors on October 20, 2008, and resigned as Chief Financial Officer effective March 9, 2009.
(5)	During fiscal 2009, Mr. Weatherhead’s bonus compensation was comprised of an amount under the 2009 executive bonus plan, as well as incentive payments based on certain additional performance measures as specified in the section “Annual Incentive Bonus—Fiscal 2009.”
(6)	Amounts shown include $5,077 of car allowance.
(7)	Mr. Shapiro’s position was eliminated and employment terminated in October 2009. Mr. Shapiro received severance benefits of $80,654 in 2009 pursuant to the Separation Agreement and Release entered into with Digirad upon his termination of employment. These severance benefits are further described in detail below in the section entitled “Potential Payments Upon Termination or Change of Control.” Mr. Shapiro was promoted to Senior Vice President Human Resources in November 2007.
(8)	Mr. Slansky joined us on March 9, 2009 as Chief Financial Officer.
(9)	Mr. Lott was promoted to Senior Vice President Operations in October 2009.

Grants of Plan-Based Awards

The following table presents information concerning grants to each of the named executive officers during 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($) (3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Todd P. Clyde	7/9/2009 N/A	—	180,000	—	—	—	—	—	69,583 —	(2)	1.21 —	44,533 —

Richard B Slansky	3/9/2009 N/A	—	98,000	—	—	—	—	—	225,000 —		0.86 —	113,198 —

Randy L. Weatherhead	7/9/2009 N/A	—	90,000	—	—	—	—	—	56,666 —	(2)	1.21 —	36,266 —

Virgil Lott	7/9/2009 N/A	—	83,500	—	—	—	—	—	23,333 —	(2)	1.21 —	14,933 —

Marc E. Shapiro	7/9/2009 N/A	—	84,000	—	—	—	—	—	35,833 —	(2)	1.21 —	$22,933 —

(1)	The amounts in these columns list the threshold, target and maximum payout under our incentive program for 2009. As described in the Compensation Discussion and Analysis, cash bonuses for 2009 under this program were dependent on the achievement of both specified corporate-wide financial objectives and specified individual objectives for each named executive officer. Under the terms of the 2009 executive bonus plan, 60% of the executive’s bonus is based on achieving net income targets and 40% is based on achieving cash flow targets.
(2)	These amounts represent stock options granted in 2009 pursuant to our stock option exchange program, as described above under “Option Exchange Program.” The stock options granted in exchange for out-of-the-money stock options were granted under our 2004 Stock Incentive Plan, and are each is subject to a Stock Option Agreement. The new stock options granted under the Option Exchange Program vest 50% on the first anniversary of the new grant (July 9, 2010) with the remaining shares to vest monthly thereafter in twelve (12) equal amounts.
(3)	The amounts listed in this column were calculated pursuant to FAS 123R.

Outstanding Equity Awards at Fiscal Year-End

The following table presents the outstanding equity awards held by each of the named executive officers as of the fiscal year ended December 31, 2009, including the value of the stock awards.

Name	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Todd P. Clyde	67,857	—	—		$0.49	11/5/2012	—	—	—	—
	87,498	—	212,502	(1)	$0.83	10/30/2018	—	—	—	—
		—	69,583	(2)	$1.21	7/9/2016	—	—	—	—
Richard B. Slansky		—	225,000	(1)	$.86	3/9/2019	—	—	—	—
Randy L. Weatherhead	5,416	—	14,584	(1)	$.70	11/11/2018	—	—	—	—
		—	56,666	(2)	$1.21	7/9/2016	—	—	—	—
Virgil Lott	5,416	—	14,584	(1)	$.70	11/11/2018	—	—	—	—
		—	23,333	(2)	$1.21	7/9/2016	—	—	—	—
Marc E. Shapiro (3)	—	—	—		—	—	—	—	—	—

(1)	1/48th of the total number of shares subject to the option vest monthly.
(2)	1/24th of the total number of shares subject to the option vest monthly.
(3)	On October 2, 2009, Mr. Shapiro’s position as Senior Vice President of Human Resources was eliminated. On October 29, 2009, Mr. Shapiro exercised all of his vested options on 4,166 shares of our common stock, and all of his other options were unvested and terminated upon the termination of his employment.

Option Exercises and Stock Vested at Fiscal Year End

The following table shows for the fiscal year ended December 31, 2009, certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:

Name	Option Exercises and Stock Vested in Fiscal 2009
	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Todd P. Clyde	10,000	9,500	—	—
Marc E. Shapiro	4,166	10,094	—	—

There were no other options were exercised by our named executive officers during the fiscal year ended December 31, 2009.

Pension Benefits

None of our named executive officers participates in or has account balances in qualified or non-qualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change of Control

On October 2, 2009, we entered into a Separation Agreement and Release with Mr. Shapiro (the “Release”). Pursuant to the Release, Mr. Shapiro was entitled to receive severance payments totaling $80,000 (the “Severance”). The Release provides that Mr. Shapiro waives any claims against us and releases us from any claims arising from Mr. Shapiro’s employment relationship with us and the termination of those relationships, with the exception of Mr. Shapiro’s continuing rights to indemnification under the terms of the Indemnification Agreement between us and Mr. Shapiro, which remains in full effect. Options to purchase shares of our common stock held by Mr. Shapiro ceased to vest on October 9, 2009, the last date of his employment. Mr. Shapiro has received his entire severance of $80,000, less appropriate taxes, via direct deposit payments Mr. Shapiro received six (6) payments of $9,230 each, plus a final payment of $24,615 through our bi-weekly pay period schedule beginning October 9, 2009 and ending December 31, 2009.

In connection with Mr. Clyde’s appointment as our President and Chief Executive Officer on October 20, 2008, we entered into an employment agreement with him that provides for certain compensation and severance benefits. Pursuant to the employment agreement, Mr. Clyde was entitled to a base salary of $300,000 per year. Mr. Clyde is eligible to receive an annual performance bonus of a specified percentage of his base salary, which for the 2009 calendar year only, has a target value of at least 60% of his base salary. If we terminate Mr. Clyde’s employment agreement without cause (as defined in such agreement), and Mr. Clyde timely enters into and does not revoke a separation and release agreement with us, Mr. Clyde will be entitled to receive the following severance benefits:

•

Company-paid COBRA coverage for Mr. Clyde (and his eligible dependents) through the earlier of (a) the date 12 months following his date of termination of employment, or (b) the date upon which Mr. Clyde and his eligible dependents become covered under another health plan; and,

•

Severance payments in an amount equal to the higher of (i) his current annual base salary for an additional 12 months or (ii) $300,000, with the severance amounts to be payable over the 12 months following such termination of employment, in accordance with our general payroll practices.

Assuming that Mr. Clyde’s employment was terminated without cause as of December 31, 2009, he would have been entitled to receive the following payouts as severance: (i) continuing severance payments of base pay, totaling $300,000; and (ii) 12 months of Company-paid COBRA coverage for Mr. Clyde and his dependents, estimated to have a value of $18,000.

Additionally, we entered into an employment agreement on February 7, 2009 with Mr. Slansky, who joined us in March 2009 as our Chief Financial Officer. Pursuant to the employment agreement, Mr. Slansky is entitled to a base salary of $245,000 per year. Mr. Slansky is eligible to receive an annual performance bonus of a specified percentage of his base salary, which for the 2009 calendar year only, had a target value of at least 40% of his base salary. If we terminate Mr. Slansky’s employment agreement without cause (as defined in such agreement) or if Mr. Slansky resigns for good reason (as defined in such agreement), and Mr. Slansky timely enters into and does not revoke a separation and release agreement with us, Mr. Slansky will be entitled to receive the following severance benefits:

•

Company-paid COBRA coverage for Mr. Slansky (and his eligible dependents) through the earlier of (a) the date six months following his date of termination of employment, or (b) the date upon which Mr. Slansky and his eligible dependents become covered under another health plan; and

•

Severance payments in an amount equal to the higher of (i) his current annual base salary for an additional six months or (ii) $122,500, with the severance amounts to be payable over the six months following such termination of employment, in accordance with our general payroll practices.

Assuming that Mr. Slansky’s employment was terminated without cause or he resigned with good reason as of December 31, 2009, he would have been entitled to receive the following payouts as severance: (i) continuing severance payments of base pay, totaling $122,500; and (ii) six months of Company-paid COBRA coverage for Mr. Slansky and his dependents, estimated to have a value of $7,300.

We have no written employment or severance agreements with any other named executive officer.

The stock option agreements of our named executive officers provide that, in case of a change of control of Digirad, all options then outstanding but neither assumed nor replaced by the successor entity shall vest immediately upon the change of control event. Further, if an executive’s employment is terminated without cause within twelve (12) months of the change of control all stock options then outstanding, either assumed or replaced, shall become fully vested at the time of termination. With respect to Mr. Clyde’s employment agreement, should Mr. Clyde still be employed on the one-year anniversary date of a change of control, his stock options then outstanding, either assumed or replaced, shall become fully vested on said anniversary date. As of December 31, 2009, the value of the stock options of our named executive officers that would accelerate upon (i) termination without cause within twelve (12) months of a change of control in which options are assumed or replaced by the successor entity, or (ii) a change of control in which the outstanding stock options are neither assumed or replaced by the successor entity, based on the difference between the closing price on the last trading day of the year of $2.10 per share and the exercise price of the respective options was as follows:

Name	Option Value as of December 31, 2009
Todd P. Clyde	$552,179
Richard B. Slansky	$279,000
Randy L. Weatherhead	$78,433
Virgil J. Lott	$48,766
Marc E. Shapiro (1)	—

(1)	Mr. Shapiro was not employed by Digirad at December 31, 2009 and would not have been entitled to receive such vesting acceleration.

Non-Employee Director Compensation Table

The following table sets forth summary information concerning compensation paid or accrued for services rendered to us in all capacities to the non-employee members of our Board of Directors for the fiscal year ended December 31, 2009.

Name	Fees Paid in Cash ($)	Stock Awards ($)		Option Awards (1)		Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
R. King Nelson	48,940	44,842	(2)	—	(3)	—	—	—	93,782
Gerhard F. Burbach	31,599	44,842	(2)	—	(4)	—	—	—	76,441
Kenneth E. Olson	39,204	44,842	(2)	—	(5)	—	—	—	84,046
Douglas Reed, M.D.	3,346	13,334	(6)	—		—	—	—	16,680
John Sayward	42,954	58,175	(7)	—		—	—	—	101,129
Lloyd Malchow	27,060	19,040	(8)	—		—	—	—	46,100
Steven C. Mendell	27,284	19,040	(8)	—		—	—	—	46,324

(1)	Refer to Note 1, “Share-based Payments,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K/A, filed on February 12, 2010, for the relevant assumptions used to determine the valuation of our option awards.
(2)	31,609 restricted stock units are vested as of December 31, 2009.
(3)	R. King Nelson has outstanding options to purchase an aggregate of 41,507 shares as of December 31, 2009, through various option awards granted prior to 2009.
(4)	Gerhard Burbach has outstanding options to purchase an aggregate of 260,000 shares as of December 31, 2009, through various option awards granted prior to 2009.
(5)	Kenneth E. Olson has outstanding options to purchase an aggregate of 90,571 shares as of December 31, 2009, through various option awards granted prior to 2009.
(6)	13,334 restricted stock units were vested at the time of Mr. Reed’s departure at April 29, 2010.
(7)	46,369 restricted stock units are vested as of December 31, 2009.
(8)	15,479 restricted stock units are vested as of December 31, 2009.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis, or CD&A, for the year ended December 31, 2009 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board of Directors, and the Board of Directors has approved, that the CD&A be included in the proxy statement for the year ended December 31, 2009 for filing with the SEC.

The foregoing report has been furnished by the Compensation Committee.

COMPENSATION COMMITTEE

R. King Nelson, Chairman
Lloyd H. Malchow
Steven C. Mendell

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Messrs. Nelson, Malchow, and Mendell serve on the Compensation Committee of our Board of Directors. No interlocking relationship exists between any member of the Compensation Committee and any member of any other company’s board of directors or compensation committee.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Digirad Corporation’s audited financial statements for the year ended December 31, 2009.

The purpose of the Audit Committee is to assist the Board in its general oversight of Digirad’s financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and is available on our website at www.digirad.com. The Audit Committee is comprised solely of independent directors as defined by Rule 5605(a)(2) of the NASDAQ listing standards.

The Audit Committee has reviewed and discussed the consolidated financial statements with management and Ernst & Young, LLP, Digirad’s independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13A-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with generally accepted accounting principles in the United States of America.

Beginning in fiscal 2005 and continuing through fiscal 2009 (the fifth year of certification), management has implemented a process of documenting, testing and evaluating our internal control over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management regarding such compliance. In connection with this oversight, the Audit Committee receives periodic updates provided by management at each regularly scheduled Audit Committee meeting. At a minimum, these updates occur quarterly. The Audit

Committee also holds regular private sessions with Ernst & Young LLP to discuss their audit plan for the year, and the results of their quarterly reviews and the annual audit. At the conclusion of the process, management provides the Audit Committee with a report on the effectiveness of our internal control over financial reporting which is reviewed and commented upon by the Audit Committee. The Audit Committee also reviewed Ernst & Young LLP’s Report of Independent Registered Public Accounting Firm included in our Annual Report on Form 10-K related to our consolidated financial statements and financial statement schedules and management’s report on the effectiveness of internal control over financial reporting contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 filed with the SEC on February 11, 2010. The Audit Committee continues to oversee our efforts related to its internal control over financial reporting and management’s preparations for the evaluation.

The Committee met on five occasions in 2009. The Committee met privately in executive session with Ernst & Young LLP as part of each regular meeting and held private meetings with the Chief Financial Officer and other officers of Digirad.

The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.” In addition, Ernst & Young LLP has provided the Audit Committee with the written disclosures and the letter required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.” In connection with the foregoing, the Audit Committee has discussed with Ernst & Young LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with, and representations from, management and Ernst & Young LLP referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Digirad’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Digirad’s independent auditors, Ernst & Young LLP. Pre-approval is required for audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval of services for up to a year, which may be related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have delegated authority from the Audit Committee to pre-approve additional services, and such pre-approval is later reported to the full Audit Committee. See “Fees for Professional Services” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2009 and 2008.

March 9, 2010	AUDIT COMMITTEE

John Sayward, Chairman
Steve Mendell
R. King Nelson
Kenneth E. Olson

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except for the transactions described below, since January 2009, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, executive officer or beneficial holder of more than 5% of any class of our voting securities or members of such person’s immediate family had or will have a direct or indirect material interest. All future transactions between us and any of our directors, executive officers or related parties will be subject to the review and approval of our Audit Committee. The transactions described below were subject to the prior review of the Audit Committee and approval of the Board of Directors. In accordance with its charter, the Audit Committee is responsible for reviewing and approving all related party transactions for potential conflicts of interest on an ongoing basis.

Asset Purchase

On February 2, 2009, we, and our wholly-owned subsidiary, DIS, entered into an asset purchase agreement with MD Office Solutions. Among other things, the asset purchase agreement provides for the sale of certain portable nuclear imaging cameras, vans and related equipment, and the assignment of certain customer contracts. Michael J. Keenan, the President and Chief Executive Officer of MD Office Solutions, was the President of DIS until October 2008. A copy of the asset purchase agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K filed on February 6, 2009. This summary is qualified in its entirety by reference to such Exhibit 10.1. We omitted portion of the referenced asset purchase agreement and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934. The omitted portions, include, with limitation, the dollar amount of the transaction.

On March 2, 2009, we, and our wholly-owned subsidiary, DIS, entered into an asset purchase agreement with Antigua Medical Services, LLC. Among other things, the asset purchase agreement provides for the sale of certain portable nuclear imaging cameras, vans and related equipment, and the assignment of certain customer contracts. Daniel D. Rice, the Manager of Antigua Medical Services, LLC, was the Vice President of DIS West Region until January 2009. A copy of the asset purchase agreement is attached as Exhibit 10.1 to our Current Report on Form 8-K filed on March 4, 2009. This summary is qualified in its entirety by reference to such Exhibit 10.1. We omitted portion of the referenced asset purchase agreement and filed such exhibit separately with the Securities and Exchange Commission pursuant to a request for confidential treatment under Rule 24b-2 promulgated under the Securities Exchange Act of 1934. The omitted portions, include, with limitation, the dollar amount of the transaction.

Employment Agreement

In February 2006, we hired Kelly Weatherhead, the wife of executive officer Randy Weatherhead, as a territory manager and Ms. Weatherhead has continued to serve us in such position through the date of this report. Ms. Weatherhead’s total compensation during 2009 was $192,142.

Issuance of Options

During the fiscal year ended December 31, 2009, we granted stock options to purchase an aggregate of 225,000 shares of our common stock to our current directors and executive officers, including each of our executive officers named in the Summary Compensation Table, at an average weighted exercise price of $0.86 per share.

During the fiscal year ending December 31, 2010, as of the Record Date of March 2, 2010, we granted stock options to purchase an aggregate of 125,000 shares of our common stock to our current directors and executive officers, including each of our executive officers named in the Summary Compensation Table, at an average weighted exercise price of $1.87.

Issuance of Restricted Stock Units

During the fiscal year ended December 31, 2009, we granted restricted stock units to purchase an aggregate of 150,000 shares of our common stock to our current non-employee directors, valued at an aggregate $188,500 on the date of grant, as set forth in more detail in the Non-Employee Director Compensation Table.

From January 1, 2010 through the Record Date, March 2, 2010, we granted restricted stock units to purchase an aggregate of 180,000 shares of our common stock to our current executive officers, valued at an aggregate $336,600 on the date of grant.

Other Transactions

We have entered into agreements with all prior holders of our preferred stock, including entities affiliated with some of our directors and holders of 5% or more of our common stock, whereby we granted them registration rights with respect to their shares of common stock issued upon conversion of their preferred stock.

We have entered into indemnification agreements with each of our executive officers and directors. The indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law and may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

We believe that all of the transactions described above were on terms at least as favorable to us as they would have been had we entered into those transactions with unaffiliated third parties.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2011 must be received by us no later than November 10, 2010, which is 120 days prior to the first anniversary of the mailing date of the proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under our Restated Bylaws, a stockholder who wishes to make a proposal at the Annual Meeting of Stockholders to be held in 2011 without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no later than November 10, 2010 unless the date of the Annual Meeting of Stockholders held in 2011 is more than 30 days before or after the one-year anniversary of the Annual Meeting of the Stockholders held in 2010. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the Board of Directors for the 2009 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our Annual Report for the fiscal year ended December 31, 2009 will be mailed to stockholders of record as of March 2, 2010. Our Annual Report does not constitute, and should not be considered, a part of this Proxy.

A copy of our Annual Report on Form 10-K, as amended, will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of Digirad at such date to any person who was a beneficial owner of our common stock on the Record Date. Requests should be directed to Digirad Corporation, 13950 Stowe Drive, Poway, California 92064, Attention: Investor Relations.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Digirad stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Digirad Corporation, Investor Relations; 13950 Stowe Drive, Poway, California 92064 or contact Digirad at (800) 947-6134. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER BUSINESS

Our Board of Directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying Proxy will vote all Proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying Proxy Card in the enclosed envelope or to vote via other means that may be available to you on your Proxy Card.

By Order of the Board of Directors,

/S/ R. KING NELSON
R. King Nelson
Chairman of the Board

Dated: March 9, 2010

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail, please visit http://www.amstock.com. Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company Mailings via E-Mail and provide your e-mail address.

DIGIRAD CORPORATION

Annual Meeting of the Stockholders

to be held April 28, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Todd P. Clyde and Richard B. Slansky as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of Digirad Corporation held of record by the undersigned on March 2, 2010, at the Annual Meeting of Stockholders to be held at the corporate offices of Digirad Corporation located at 13950 Stowe Drive, Poway, California, on April 28, 2010, at 11:00 a.m. or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

DIGIRAD CORPORATION

April 28, 2010

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://drad.client.shareholder.com/sec.cfm

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. To elect five directors for a one-year term to expire at the 2011 Annual Meeting of Stockholders. Our present Board of Directors has nominated and recommends for election as director the following persons:

☐        FOR ALL NOMINEES

☐        WITHHOLD AUTHORITY FOR ALL NOMINEES

☐        FOR ALL EXCEPT

            (See instructions below)

NOMINEES:

¡ Gerhard F. Burbach

¡ Todd P. Clyde

¡ Steven C. Mendell

¡ R. King Nelson

¡ Kenneth E. Olson

¡ John W. Sayward

INSTRUCTIONS:    To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  ●

2. To ratify the selection of Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009.

☐  FOR                ☐  AGAINST                ☐  ABSTAIN

To transact such other business as may be properly brought before our Annual Meeting or any adjournment thereof.

Our Board of Directors has fixed the close of business on March 2, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this Notice is a Proxy. Whether or not you expect to be at our Annual Meeting, please complete, sign and date this Proxy Card and return it promptly.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder	Date:

Signature of Shareholder	Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.